Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 7, 2022 relating to the financial statements of V2X, Inc. (formerly Vectrus, Inc.) and the effectiveness of V2X, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of V2X, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 4, 2022